UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cambrex Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAMBREX CORPORATION

March 21, 2016

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Cambrex Corporation (the “Company” or “Cambrex”). This year’s meeting will be held on April 20, 2016, at 1:00 P.M. at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073. Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

At this year’s meeting, you will be asked (1) to elect the nine director nominees named in the accompanying proxy statement; (2) to hold an advisory, non-binding vote on the compensation of executives as disclosed in the Proxy Statement; and (3) to ratify the selection of BDO USA, LLP (“BDO”) as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Sincerely,

Steven M. Klosk
President and CEO

CAMBREX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Cambrex Corporation will be held at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073 on April 20, 2016, at 1:00 P.M. for the following purposes:

1.     To elect the nine the (9) director nominees named in the accompanying proxy statement to hold office until the 2017 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

2.     To hold an advisory non-binding vote on the compensation of Named Executive Officers as disclosed in the Proxy Statement;

3.     To consider and act upon the ratification of the appointment of BDO as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016; and

4.     To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record of common stock of the Company at the close of business on March 9, 2016, will be entitled to vote at the Annual Meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at One Meadowlands Plaza, East Rutherford, New Jersey 07073 and will also be available at the Annual Meeting. Stockholders may make arrangements for such inspection by contacting Samantha Hanley, Vice President, General Counsel and Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

By order of the Board of Directors,

Samantha Hanley
Secretary

March 21, 2016

THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.

PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY

RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

CAMBREX CORPORATION

2016 ANNUAL MEETING OF

STOCKHOLDERS

PROXY STATEMENT

PROXY SOLICITATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cambrex Corporation for use at the 2016 Annual Meeting of Stockholders to be held on April 20, 2016, and at any adjournment of the Annual Meeting. The address of the Company’s principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about March 21, 2016.

The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses relating thereto will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally, by telephone or electronic mail by the Company’s officers, directors and employees without special compensation for such activities.

VOTING OF PROXY AND REVOCABILITY

Stockholder of Record. If your shares are registered directly in your name with the Company's transfer agent, you are considered the stockholder of record with respect to those shares, and this Proxy Statement was sent directly to you by the Company. As a record stockholder, there are two ways to vote: (1) in person at the Annual Meeting, where you can present your proxy card or the Company will give you a ballot, or (2) by mail, by filling out the proxy card and sending it back in the envelope provided. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, then the proxy holders, Steven M. Klosk, Gregory P. Sargen and Samantha Hanley, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting).

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and this Proxy Statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, and there are four ways to vote: (1) in person at the Annual Meeting, by obtaining a legal proxy from the organization that holds your shares (please contact that organization for instructions regarding obtaining a legal proxy), (2) via the Internet, by visiting www.proxyvote.com and entering the control number found on the proxy card, (3) by telephone, by calling the toll free number found on the proxy card, and (4) by mail, by filling out the proxy card and sending it back in the envelope provided. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon. However, if you hold your shares in street name and you do not provide the organization that holds your shares with specific voting instructions, under applicable New York Stock Exchange (“NYSE”) rules, that organization may generally vote on "routine" matters but cannot vote on "non-routine" matters. If that organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares may inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares, which is generally referred to as a "broker non-vote." At this Annual Meeting, only the ratification of the appointment of BDO as the Company's independent registered public accountants for the fiscal year ending December 31, 2016 is a matter considered routine, which means that a broker or other nominee may generally vote on this matter and no broker non-votes are expected to exist in connection with this routine matter. The proposals regarding the election of directors and the advisory non-binding vote on the compensation of Named Executive Officers are non-routine matters, which means that a broker or other nominee cannot vote without your instructions, and therefore there may be broker non-votes on these proposals.

If you are a stockholder of record you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by (a) giving another proxy bearing a later date, (b) notifying the Company in writing of such revocation or (c) a vote in person at the Annual Meeting. If you hold your shares in street name you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by (a) voting again on a later date via the Internet or telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (b) signing and returning a new proxy card or vote instruction form with a later date or (c) by attending the Annual Meeting and voting in person. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Board knows of no matters to be presented at the Annual Meeting other than those set forth in the foregoing Notice of Annual Meeting. The proxy card conveys discretionary authority to vote on any other matter not presently known by management that may properly come before the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

RECORD DATE, QUORUM AND VOTING RIGHTS

The Company has only one class of voting securities, which is Common Stock, par value $0.10 (“Common Stock”). Only holders of Common Stock of the Company of record at the close of business on March 9, 2016 will be entitled to vote at the Annual Meeting. On such record date there were outstanding and entitled to vote 33,540,865 shares of Common Stock and each such share is entitled to one vote.

The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Please see each proposal for a detailed description of the votes required as well as the treatment of abstentions and broker non-votes, as applicable.

PRINCIPAL STOCKHOLDERS

The following sets forth information with respect to the only persons of which the Company is aware as of March 9, 2016, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

Name and Address	Beneficially Owned Number of Shares	Percent of Class(1)

William Blair Investment Management, LLC 222 W. Adams Street Chicago, IL 60606	1,799,708 (2)	5.36%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,604,629 (3)	7.76%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,082,218 (4)	9.19%

(1) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of 33,540,865 shares of Common Stock issued and outstanding on March 9, 2016.

(2) Based on information as of December 31, 2015, obtained from a Schedule 13G filed with the SEC on February 9, 2016, by William Blair Investment Management, LLC (“William Blair”). William Blair reported sole voting power with respect to 1,657,071 shares and sole dispositive power with respect to 1,799,708 shares. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in William Blair’s Schedule 13G.

(3) Based on information as of December 31, 2015, obtained from a Schedule 13G filed with the SEC on February 10, 2016, by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 69,127 shares, shared voting power with respect to 2,400 shares, sole dispositive power with respect to 2,535,202 shares and shared dispositive power with respect to 69,427 shares. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in Vanguard’s Schedule 13G.

(4) Based on information as of December 31, 2015, obtained from an amended Schedule 13G filed with the SEC on January 26, 2016, by BlackRock, Inc (“BlackRock”). BlackRock reported sole voting power with respect to 3,002,488 shares and sole dispositive power with respect to 3,082,218 shares. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in BlackRock’s amended Schedule 13G.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table gives information concerning the beneficial ownership of the Company’s Common Stock as of February 16, 2016 by (i) each director of the Company or nominee for director, (ii) each of the “Named Executive Officers” set forth in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
Rosina B. Dixon, M.D.	79,595(3)	*
Louis J. Grabowsky	0	*
Samantha Hanley	3,750(4)	*
Kathryn R. Harrigan	68,766(5)	*
Leon J. Hendrix, Jr.	87,253(6)	*
Ilan Kaufthal	72,374(7)	*
Steven M. Klosk	403,328(8)	1.19%
William B. Korb	53,274(9)	*
Peter G. Tombros	36,057(10)	*
Shlomo Yanai	21,699(11)	*
Shawn Cavanagh	17,658	*
Aldo Magnini	15,000(12)	*
Gregory P. Sargen	46,697	*
Claes Glassell	0	*

All Directors and Executive Officers as a Group (13 Persons)	890,459(13)	2.63%

* Beneficial ownership is less than 1% of the Common Stock outstanding.

(1)

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise noted, reported share ownership is as of February 16, 2016. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.

(2)

For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 33,528,915 shares of Common Stock issued and outstanding on February 16, 2016, and (ii) all shares of Common Stock underlying equity awards that are held by such beneficial owner and are exercisable within 60 days of February 16, 2016.

(3)	The number of shares reported includes 16,042 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(4)	The number of shares reported includes 3,750 shares issuable upon exercise of options granted under the Company’s stock option plans.
(5)	The number of shares reported includes 12,374 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.

(6)	The number of shares reported includes 16,042 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(7)	The number of shares reported includes 12,374 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(8)	The number of shares reported includes 270,000 shares issuable upon exercise of options granted under the Company’s stock option plans.
(9)

The number of shares reported includes 15,562 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors and 1,150 shares held by family members.

(10)	The number of shares reported includes 14,545 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(11)	The number of shares reported includes 12,374 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(12)	The number of shares reported includes 15,000 shares issuable upon exercise of options granted under the Company’s stock option plan.
(13)	The number of shares reported includes 373,063 shares issuable upon exercise of options granted under the Company’s stock option plans.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of ten members. At this Annual Meeting nine (9) directors will be nominated for election to hold office until the 2017 Annual Meeting and until their successors shall be elected and qualified or until the director’s earlier death, resignation or removal. Each of the nominees is currently serving as a director of the Company and has consented to serve as a director for an additional term if elected. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, unless the Board decides to decrease the size of the Board, the proxy will be voted for such substitute nominee as the Board shall propose.

To be elected, each nominee for director requires a majority of the votes cast at the Annual Meeting unless the election is contested, in which case directors are elected by a plurality vote. For purposes of electing directors, a “majority of the votes cast” means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. The Governance Committee has established procedures under which any current director who is not elected (because the number of votes cast against such director’s candidacy exceeds the number of votes cast in favor of that candidacy) shall offer to tender his or her resignation to the Board. In such case, the Governance Committee will make a recommendation to the Board on whether to accept or reject the offer to resign, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

An uncontested election of directors is not considered a “routine” item under the NYSE rules. As a result, brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted. Abstentions and broker non-votes will not be counted in connection with the election of directors.

The Board recommends a vote FOR the election of the nine (9) nominees named below.

Nominees for Election to Serve as Directors Serving

until the 2017 Annual Meeting

The Company’s Corporate Governance Guidelines establish criteria for membership on the Board. Under these criteria, the Governance Committee seeks to identify a diverse group of candidates for the Board. These candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. While neither the Board nor the Governance Committee has a formal policy regarding diversity in evaluating candidates, the Governance Committee seeks to select nominees with a broad diversity of experience, professions, skills, geographic representations and backgrounds. The skills and backgrounds of the nominees should include, among other things, experience in making decisions, a track record of competent judgment, the ability to function rationally and objectively, and experience in different businesses and professions. The Governance Committee does not assign specific weight to particular criteria and not all criteria apply to every candidate. The Board believes that as a group the Board consists of a sufficiently diverse group in terms of experience, knowledge and abilities to allow the Board to fulfill its responsibilities to the stockholders and the Company.

The following sets forth, with respect to the nine (9) persons who have been nominated by the Board for election at this Annual Meeting, certain information concerning their positions with the Company and principal outside occupations and other directorships held. Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company. Based on the experiences, attributes and skills of each of the Board's nominees set forth below, which exemplify the sought-after characteristics described above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of the Company.

Rosina B. Dixon, M.D. (age 73). Director since 1995. Chairperson of the Compensation Committee and member of the Regulatory Affairs Committee of the Board. Dr. Dixon has been Medical Director, Advance Biofactures Corp., a pharmaceuticals company in Lynbrook, NY, since January 2012. Prior to that she was Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, a global biopharmaceuticals company located in Bridgewater, NJ from 2006 to 2011. From May 1986 to September 2006 she was a consultant to the pharmaceutical industry. Dr. Dixon previously served as Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. She was also previously Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, Dr. Dixon was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. Dr. Dixon had been a member of the Board of Directors of Church & Dwight Co., Inc. since 1979 until her retirement in May 2014.

As Medical Director at Advance Biofactures Corp., Dr. Dixon provides insight into clinical development issues at small pharmaceutical companies. From her previous experience as Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, she has a unique perspective to offer the Company on a variety of issues relating to worldwide utilization, development, and production of active pharmaceutical ingredients. Dr. Dixon has also gained a wealth of knowledge regarding drug compounds and the pharmaceuticals business during her years as a consultant in the industry and while employed by Schering-Plough Corporation and CIBA-GEIGY. With over 30 years of service on the Board of Directors of Church & Dwight Co., Inc., Dr. Dixon has valuable experience with the issues facing a board of directors.

Claes Glassell (65). Director since 2016. Member of the Audit and Regulatory Affairs Committees of the Board. Mr. Glassell was Chief Executive Officer of CMC Biologics, a contract manufacturing organization focused on biologic pharmaceuticals from 2011 through 2015. From 2004 through 2011, Mr. Glassell was Chief Executive officer of Cerus Corp., a publically held medical device company. Before joining Cerus Corp., Mr. Glassell spent over eight years at Cambrex Corporation as President and Chief Operating Officer. From 1989 through 1994, Mr. Glassell was President and CEO of Nobel Chemicals and Senior Vice President of Nobel Industries.

Mr. Glassell has more than 25 years of industry experience, with primary focuses on production of biologic and chemical active pharmaceutical ingredients, cell therapy services, preclinical and clinical development of cancer immunotherapy, and commercial medical devices and consumer goods, giving Mr. Glassell special insight into the day-to-day operations and strategic development of life sciences companies. He has also served on several life science company boards, including Vitrolife AB, Cellartis AB, Nobel Chemicals, Berol Nobel, Cambrex, Cerus, CMC Biologics, Swedish American Chamber of Commerce, and Swedish Chemical Industry Association. This unique combination of extensive operating and board experience makes Mr. Glassell a valuable member of the Board.

Louis J. Grabowsky (age 64). Director since 2015. Member of the Audit Committee of the Board. Mr. Grabowsky is a co-founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high-growth potential but under-resourced entrepreneurial companies based in the United States. Before founding Juniper Capital Management in October of 2014, Mr. Grabowsky was a partner with Grant Thornton LLP, an accounting firm, where he served as the Chief Operating Officer from 2009 to 2013. Prior to Grant Thornton, Mr. Grabowsky served for a total of 27 years in various positions with Arthur Andersen LLP, including 17 years as a partner. Mr. Grabowsky is currently a member of the Board of Directors of Griffon Corporation, ClubCorp Holdings, Inc. and several academic, civic and charitable organizations.

Mr. Grabowsky brings extensive financial expertise and wide-ranging business competencies to the Board. His experience overseeing risk assessment, accounting and financial reporting for public and other life sciences companies globally provides valuable experience as a member of the Audit Committee.

Kathryn Rudie Harrigan (age 65). Director since 1994. Member of the Audit and Regulatory Affairs Committees of the Board. In 1993, Dr. Harrigan became the first Henry R. Kravis Professor of Business Leadership at Columbia University Business School. Dr. Harrigan was previously Professor, Management Division of the Columbia University Business School and Academic Director of the Jerome A. Chazen Institute for International Business and Academic Director of the Strategy Research Center, all at Columbia University. Dr. Harrigan is a founding member of the Strategic Management Society. She has taught in several executive development programs for Columbia Business School, for Management Centre Europe (London and Brussels), Frost & Sullivan (London and Frankfurt), and Business Week Executive Programs (Amsterdam and several U.S. cities). She has taught in the Executive MBA Programs of Seoul National University, Ben-Gurion University, St. Gallen University (Switzerland), and University of Cagliari. In 1989, Dr. Harrigan was elected a Fellow of the Academy of Management and has served on its Board of Governors as well as the Advisory Board of Ronin Development Corporation. She has written for and has served on the Board of Editors of various journals including the Strategic Management Journal, Academy of Management Review (Consulting Editor), Academy of Management Journal, Columbia Journal of World Business, Academy of Management Executive, Journal of Business Strategy, and Journal of Engineering and Technology Management.

Dr. Harrigan's significant academic experiences include educating graduate level students in international and domestic business at top tier business schools and teaching executive development programs in several U.S. cities, the U.K., Germany, Switzerland, and India, earning her the distinction of being named the first Henry R. Kravis Professor of Business Leadership at Columbia University Business School. The depth and breadth of Dr. Harrigan's exposure to complex business issues worldwide makes her a skilled advisor.

Leon J. Hendrix, Jr. (age 74). Director since 1995. Chairman of the Governance Committee and Member of the Compensation Committee of the Board. Mr. Hendrix served as Chairman of Remington Arms Co. from December 1997 until his retirement in May 2007. From December 1997 until April 1999 he was also Chief Executive Officer. From 1993 to 2000, Mr. Hendrix was a Principal of Clayton, Dubilier & Rice, Inc., a private investment firm. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services. Since 1973, he held a series of executive level positions with Reliance Electric Company, including Chief Operating Officer. Mr. Hendrix was a member of the Board of Directors of Keithley Instruments, Inc. from 1990 to 2010 and NACCO Industries from 1995 to 2006. He is a Member and Past Chairman of the Clemson University Board of Trustees.

Having been the Chief Executive Officer of Remington Arms Co. and holder of a series of executive level positions, including Chief Operating Officer at Reliance Electric Company, Mr. Hendrix has extensive business experience. In addition, Mr. Hendrix's position as a Principal of Clayton, Dubilier & Rice, Inc. has provided him significant experience in dealing with financial matters and his positions on the boards of Keithley Instruments, Inc., NACCO Industries and the Clemson University Board of Trustees have provided him valuable insight into the role of the Board.

Ilan Kaufthal (age 68). Director since formation of the Company in 1983. Member of the Audit and Compensation Committees of the Board. Since 2010 Mr. Kaufthal has been Chairman of East Wind Advisors, a broker dealer. Mr. Kaufthal currently serves as a member of the Boards of Directors of Tronox, Inc., a publicly traded producer of titanium dioxide pigment based in Stamford, CT,, Quinpario Acquisition Corporation 2, a company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, Edmunds.com, a private company and POOF®-Slinky Inc., a branded childrens’ consumer products business. He was Vice Chairman of Investment Banking at Bear, Stearns & Co. Inc. from May 2000 until June 2008. Prior to joining Bear, Stearns & Co. Inc., Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for thirteen years. Prior thereto, he was with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, as its Senior Vice President and Chief Financial Officer.

With his extensive background in the investment banking community coupled with his business experience as the Chief Financial Officer of NL Industries, Mr. Kaufthal brings a unique perspective to the Board. Mr. Kaufthal's extensive investment banking experience makes him an invaluable advisor, particularly in the context of merger and acquisition activities.

Steven M. Klosk (age 59). Director since 2008. Mr. Klosk joined Cambrex in 1992 and was elected President and Chief Executive Officer of Cambrex and became a member of the Board in May 2008. In 2007 he was appointed Executive Vice President and Chief Operating Officer of Cambrex and assumed the responsibility of the pharmaceutical business. Between 2005 and 2007, Mr. Klosk served as Executive Vice President and Chief Operating Officer of the Pharma and BioPharmaceutical Business Unit. Between 1992 and 2005, he held positions of increasing responsibility including Executive Vice President-Administration. Mr. Klosk currently serves on the Board of Directors of Caladrius (formerly known as NeoStem, Inc.), a publicly traded cell therapy company.

Having served in a variety of increasingly senior positions with the Company, including President and Chief Executive Officer, Executive Vice President-Administration and Chief Operating Officer, Mr. Klosk has a unique perspective on the day-to-day operations and strategic development of Cambrex. In these positions, Mr. Klosk has been responsible for both the operations of the Company and the overall human resources decisions giving him insight into the talent management process as well as the business and operational functions of the organization.

Peter G. Tombros (age 73). Director since 2002. Chairman of the Audit Committee and Member of the Governance Committee of the Board. Since 2006, Mr. Tombros has been Professor, Distinguished Executive in Residence, Eberly College of Science BS/MBA Program, Pennsylvania State University. From 2001 until 2005, he was Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company. From 1994 to 2001, he served as President and Chief Executive Officer of Enzon Pharmaceuticals. Before joining Enzon Pharmaceuticals, Mr. Tombros spent 25 years with Pfizer, Inc. as Vice President of Marketing, Vice President Corporate Strategic Planning, Senior Vice President and General Manager and as Executive Vice President of Pfizer Pharmaceuticals, Inc. Mr. Tombros was previously Director and Non-Executive Chairman of the Board of Directors of NPS Pharmaceuticals, a publicly traded company, prior to the acquisition by Shire PLC in 2015.

Mr. Tombros has broad operating and board experience in the pharmaceutical industry including big pharma, biotechnology, specialty pharma, generic pharma and clinical research organizations. Mr. Tombros has served on eight different public company boards. He has been both a member and chair of many board committees including audit, compensation, governance and special committees among others. He has also served as Non-Executive Chairman of three of those public company boards. This unique combination of executive operating experience, public board experience, and an academic perspective make him a tremendous asset in assessing financial and strategic issues facing the Company and providing valued advice to the Company, the Board and its committees. Mr. Tombros received the 2015 Financial Times Outstanding Director Award.

Shlomo Yanai (age 63). Director since 2012. Non-Executive Chairman of the Board and Member of the Compensation and Governance Committees of the Board. Mr. Yanai served from 2007 until mid-2012 as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., a global generic pharmaceutical leader and one of the top 15 global pharmaceutical companies in the world. From 2003 to 2006, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries, a leading global agro-chemicals company. Mr. Yanai also served as a member of the Board of Directors of Bank Leumi Le-Israel, Israel’s second largest bank, LycoRed Natural Products Industries and I.T.L. Optronics Ltd. Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces.

Currently, Mr. Yanai is a member of the Board of Governors of Technion, the Israel Institute of Technology and the International Advisory Board, M.B.A. program of Ben-Gurion University. Mr. Yanai is also Chairman of the Board of Directors of Protalix BioTherapeutics, a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins and a member of the Board of Directors of Quinpario Acquisition Corporation 2, a company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, Perrigo, a leading global healthcare supplier and Sagent Pharmaceuticals. He is also an honorary member of the Board of The Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya.

Mr. Yanai brings global operating experience in the life-science and pharmaceutical industry, including as Chief Executive Officer of one of the largest generic pharmaceutical companies in the world and a leading global agro-chemicals company. Mr. Yanai brings a global perspective to the Board, incorporating his industry and leadership experience. This unique combination of global life-science operating experience, board experience and outstanding achievement and experience in his military career positions him well to make truly valuable contributions to the Board and to management.

Company Policies and Procedures related to Review, Approval and Ratification of Transactions with Related Persons

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects Cambrex directors, officers and employees to act ethically at all times and to adhere to the Company’s Code of Business Conduct and Ethics, including the Company’s policies on Business Conduct and Ethics and Conflicts of Interest. A “conflict of interest” occurs when an individual’s personal interests interfere in any way (or even appear to interfere) with the interests of the Company. A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

A potential conflict of interest with respect to a proposed transaction is required to be reported to the Company’s General Counsel and Chief Executive Officer and the Board’s Governance Committee. The Governance Committee will evaluate the circumstances surrounding the potential conflict of interest and recommend action to the full Board, which will consider any such recommendation. The Board is responsible for the ultimate determination as to whether the transaction giving rise to the potential conflict of interest can proceed.

In addition, the Audit Committee is responsible for the review and approval of related-person transactions that are required to be disclosed under Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and transactions in the Company’s Common Stock with the SEC. Such directors, officers and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, and on written representations from the Company’s directors and officers that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders were complied with during the 2015 fiscal year; except that Mr. Steven Klosk, Mr. Shawn Cavanagh, Ms. Samantha Hanley and Mr. Sargen Gregory each filed one report relating to a single transaction late.

CORPORATE GOVERNANCE

The Board is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as necessary. During 2015 the Board held six meetings. Pursuant to Cambrex’s Corporate Governance Guidelines, directors are expected to attend board meetings, stockholder meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible and that conflicts may arise that may prevent a director from attending a regularly scheduled meeting. The Board expects, however, that each director will make every reasonable effort to keep absences to a minimum. Although participation by telephone conference or other communications equipment is allowed, personal attendance is encouraged. In 2015, each of our then current directors attended all Board meetings and all meetings of Board committees on which they served. All of our then current directors attended the Company’s annual meeting of stockholders in April of 2015.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the directors, other than our President and Chief Executive Officer, Steven M. Klosk, are independent from our management under the standards set forth in the Company’s Independence Standards for Directors, which was adopted by the Board in 2004 and is available on the Investor portion of the Company’s website (www.cambrex.com) and which incorporates the independence standards required by the NYSE. This means that none of the independent directors have any direct or indirect material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. As a result, the Company has a majority of independent directors on the Board as required by the listing standards of the NYSE. The Board has also adopted the Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the Chief Executive Officer, the Chief Financial Officer and the principal accounting officer. This policy can also be found on the Investor portion of the Company’s website (www.cambrex.com).

Independent directors have regularly scheduled executive sessions in which they meet without the presence of members of management. These executive sessions occur before or after each regularly scheduled meeting of our Board and may also occur in conjunction with special meetings. Shlomo Yanai leads these executive sessions as Non-Executive Chairman of the Board.

Board Leadership Structure

As described in our Corporate Governance Guidelines, the Board believes that the positions of Chief Executive Officer and Chairman of the Board should be separated in order to provide clear separation of leadership of the Board from that of Company management, and the Board has separated such roles accordingly. Since April 2014, Shlomo Yanai has served as our Non-Executive Chairman of the Board.

Risk Oversight

The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process. Management has day-to-day responsibility for the identification and control of risks facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material impact on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and to the Company’s auditors. In addition, the Board has delegated risk oversight to each of its committees within their areas of responsibility. In particular, the Audit Committee focuses on financial risk, including internal controls covering the safeguarding of assets and the accuracy and completeness of financial reporting. In January 2015, the Board appointed Samantha Hanley as the Company’s Vice President, General Counsel and Corporate Secretary. In that capacity, Ms. Hanley is responsible for implementing the Company’s compliance and ethics initiatives and updating the Audit Committee as to the effectiveness of those initiatives. The Compensation Committee sets compensation programs for management that take into consideration alignment of management compensation with building stockholder value while avoiding compensation policies that reward excessive risk taking, including adoption of a clawback policy with respect to its executive compensation plans. The Governance Committee oversees the annual Board self-evaluation and director nomination processes in order to ensure a diverse and well balanced Board and provides input to the Board related to the make-up of the Company’s senior management team. Finally, the Regulatory Affairs Committee manages risk related to regulatory compliance and provides oversight with regard to the Company’s compliance with regulatory requirements including Food and Drug Administration and Drug Enforcement Agency requirements, environmental, safety and health requirements at all of its manufacturing facilities as well as regulatory public policy issues facing the Company. These committees meet regularly and report their findings to the Board throughout the year. The Company also maintains insurance policies that would reimburse the Company for a wide range of potential losses that the Company could incur in due course. The Company regularly reviews the levels, terms and conditions of this coverage to ensure they are prudent given the nature and size of the Company’s operations. Management periodically reports to the Audit and Regulatory Affairs Committees regarding the review of the Company’s insurance coverage.

Stockholder Communications with our Board

The Company is committed to providing stockholders and other interested persons with an open line of communication for bringing issues of concern to the Company’s non-management directors.

Any stockholder or interested person may communicate with the Company’s non-management directors as a group by sending a communication to the Board, c/o Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073. All communications will be reviewed by the Company’s Corporate Secretary who will send such communications to the non-management directors unless the Corporate Secretary determines that the communication (i) does not relate to the business or affairs of the Company or the function of the Board or its committees, (ii) relates to insignificant matters that do not warrant the non-management directors’ attention or (iii) is not otherwise appropriate for delivery to the non-management directors.

The non-management directors who receive such communication will have discretion to determine the handling of such communication, and if appropriate, respond to the person sending the communication and determine disclosure, which shall be consistent with the Company’s policies and procedures and applicable law regarding the disclosure of information.

The Board has established four standing committees: the Regulatory Affairs Committee, the Governance Committee, the Audit Committee and the Compensation Committee. Each committee has a charter that has been adopted by such committee and approved by the Board. Printable versions of the charters of such committees as well as the Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website (www.cambrex.com), under the “Governance” link of the “Investors” section. The Company will also provide any of the foregoing information in print without charge upon written request to the Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073.

REGULATORY AFFAIRS COMMITTEE

William B. Korb, Chairperson

Rosina B. Dixon, M.D.

Claes Glassell

Kathryn R. Harrigan

Regulatory Affairs Committee

The Regulatory Affairs Committee, which consisted of four independent directors from January through April 2015 and three independent directors from July through December 2015, oversees the Company’s compliance with various Food and Drug Administration and Drug Enforcement Agency regulatory requirements and environmental, health and safety affairs. Each year the Regulatory Affairs Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Regulatory Affairs Committee’s actions and recommendations to the full Board following each Regulatory Affairs Committee meeting. The Regulatory Affairs Committee held four meetings during 2015. Mr. Winschel was a member of the Regulatory Affairs Committee from January through April of 2015 and attended two meetings. Mr. Glassell joined the Regulatory Affairs Committee in March of 2016.

GOVERNANCE COMMITTEE

Leon J. Hendrix, Jr., Chairperson

William B. Korb

Peter G. Tombros

Shlomo Yanai

Governance Committee

The Governance Committee, which consists of four independent directors as defined by the rules and regulations of the SEC, the listing standards of the NYSE and the Company’s Independence Standards for Directors, is responsible for, among other things, (i) reviewing the composition of the Board to assure that the proper skills and experience are represented on the Board, (ii) identifying candidates qualified to become Board members, and recommending to the Board the nominees to stand for election as directors to the Board at annual stockholder meetings and candidates for newly created directorships and vacancies on the Board, (iii) overseeing the annual evaluation of the Board and management and (iv) developing and reviewing corporate governance principles and recommending changes as necessary. The Charter of the Governance Committee has been adopted by the committee and approved by the Board. Each year the Governance Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Governance Committee’s actions to the full Board following each Governance Committee meeting. The Governance Committee held four meetings in 2015.

Consideration of Director Nominees

Director Qualifications

The Company’s Corporate Governance Guidelines set forth Board membership criteria. As described above, under these criteria, the Governance Committee seeks to identify a diverse group of candidates for the Board who possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders. The committee conducts an annual review of the Corporate Governance Guidelines and a self-assessment of the Board. As part of such review, if necessary, the Governance Committee has the discretion to recommend to the Board a modification to the Board membership criteria and make up.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. In general, directors should not serve on more than four other boards of public companies in addition to the Cambrex Board, but current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director’s service on the Cambrex Board.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, and the Governance Committee concludes that the vacancy should be filled, it will consider various candidates for the vacancy. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. The Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. In addition to the standards and qualifications set out in the Company’s Corporate Governance Guidelines, the Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, experience with the Company, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether or not the nominee is recommended by a stockholder.

Stockholder Nominees

The Governance Committee will consider nominees recommended by stockholders in accordance with the Company’s bylaws. Such recommendations for the 2017 Annual Meeting of Stockholders should be sent to the Corporate Secretary of the Company in accordance with the procedures described under the heading “Stockholder Proposals for 2017.” Nominees recommended by stockholders in accordance with these procedures receive the same consideration as any other proposed nominees.

AUDIT COMMITTEE

Peter G. Tombros, Chairperson

Claes Glassell

Louis Grabowsky

Kathryn R. Harrigan

Ilan Kaufthal

William B. Korb

Audit Committee

The Audit Committee consists of six independent directors. The Board has determined that each member of the Audit Committee (i) is independent within the meaning of the rules and regulations of the SEC, the NYSE listing standards and the Company’s Independence Standards for Directors; and (ii) satisfies the financial literacy requirements of the NYSE listing standards. The Board has also determined that Mr. Peter G. Tombros, Audit Committee Chairperson and an independent director, is an “audit committee financial expert,” as that term is defined by current SEC rules.

The role of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial reporting process; (ii) the Company’s systems of internal accounting and financial controls; (iii) the annual independent audit of the Company’s financial statements; (iv) the independent registered public accountant’s qualifications and independence; and (v) the Company’s compliance with legal and regulatory requirements. The Audit Committee’s role is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the Company’s independent registered public accountants are responsible for auditing those financial statements.

Each year the Audit Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Audit Committee’s actions and recommendations to the full Board following each Audit Committee meeting. The Audit Committee met individually with management, with BDO, the Company’s independent registered public accountants, and with the Company’s outsourced internal auditors, as appropriate. The Audit Committee met four times in 2015. Mr. Winschel was a member of the Audit Committee from January until April of 2015 and attended two meetings; Mr. Korb was a member of the Audit Committee from April until December of 2015 and attended two meetings; Mr. Grabowsky is a member of the Audit Committee since the beginning of November 2015. Mr. Glassell joined the Audit Committee in March of 2016.

The Audit Committee reviewed and had discussions with Company management and BDO regarding the quarterly and annual financial statements, including a discussion of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and had discussions with BDO regarding the matters required to be discussed by Auditing Standard No. 16. Further, the Audit Committee received the written disclosures and the letter from BDO required by Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees) and has discussed such disclosures and letter with representatives of BDO regarding its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Peter G. Tombros, Chairperson Louis Grabowsky Kathryn R. Harrigan Ilan Kaufthal William B. Korb

COMPENSATION COMMITTEE

Rosina B. Dixon, M.D., Chairperson

Leon J. Hendrix, Jr.

Ilan Kaufthal

Shlomo Yanai

Compensation Committee

The Compensation Committee, which consists of four independent directors, conducts reviews of the Company’s general and executive compensation policies and strategies and oversees and evaluates the Company’s overall compensation structure and programs. The Board has determined that each member of the Compensation Committee is (i) independent within the meaning of the rules and regulations of the SEC, NYSE listing standards and the Company’s Independence Standards for Directors; and (ii) is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Each year the Compensation Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Compensation Committee’s actions and recommendations to the full Board following each Compensation Committee meeting. The Compensation Committee held five meetings during 2015.

The Compensation Committee’s role is to work with executive management in developing a compensation philosophy. The Compensation Committee determines compensation for the President and Chief Executive Officer and reviews and approves compensation and bonus programs for all senior executives. Compensation recommendations for senior executives other than the President and Chief Executive Officer are initiated by the President and Chief Executive Officer for discussion and decision by the Compensation Committee. The Compensation Committee also oversees the Company’s general employee benefit programs, including the Company’s employee equity plans. The Compensation Committee also annually conducts a self-evaluation of its own performance for the prior year in order to encourage continuous improvement. For its self-evaluation the Compensation Committee referred to materials provided by the Governance Committee. The Compensation Committee conducts these reviews and the self-evaluation annually.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2015 were Rosina B. Dixon, Leon J. Hendrix, Jr., Ilan Kaufthal and Shlomo Yanai, each of whom is a non-employee independent director. No member of the Compensation Committee had any direct or indirect material interest in a transaction of the Company or a business relationship with the Company, in each case that would require disclosure under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report is provided by the following non-employee independent directors who comprise the Compensation Committee.

Rosina B. Dixon, M.D., Chairperson Leon J. Hendrix, Jr. Ilan Kaufthal Shlomo Yanai

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our executive compensation program and compensation decisions made for the fiscal year ended 2015. This discussion relates to the executive officers named in the Summary Compensation Table included within the Compensation and Discussion Analysis section of the Proxy Statement. We refer to these officers as the “Named Executive Officers.”

The following discussion includes statements regarding performance targets with respect to our executive compensation program.

Executive Summary

The aim of our executive compensation program is to deliver competitive compensation and benefit plans that support our objective to attract, motivate and retain high-quality executives and reward them for performance that generates long-term shareholder value. We endeavor to reward our named executive officers equitably and competitively through an appropriately structured mix of base salary, short-term and long-term incentives, employee benefits, career growth and development opportunities. A significant portion of our executive compensation program takes the form of incentive compensation with a direct relationship to the Company’s operating and share price performance. Our belief is that this balance of compensation and development components serves to drive company performance and promotes executive retention.

Our Named Executive Officers for our fiscal year ended December 31, 2015, were the following individuals:

●	Steven M. Klosk, President and Chief Executive Officer
●	Gregory P. Sargen, Executive Vice President and Chief Financial Officer
●	Shawn P. Cavanagh, Executive Vice President and Chief Operating Officer
●	Samantha M. Hanley, Vice President, General Counsel and Corporate Secretary (1)
●	Aldo Magnini, Managing Director, Cambrex Profarmaco Milano Srl (2)

(1)

Ms. Hanley was promoted to Vice President, General Counsel and Corporate Secretary effective February 2, 2015. Ms. Hanley has been with the Company since April of 2009 and most recently served as the Company’s Assistant General Counsel.

(2)	Effective August 19, 2015, Aldo Magnini, was no longer an executive officer of Cambrex Corporation. Mr. Magnini continues to serve in his role as Managing Director, Cambrex Profarmaco Milano Srl.

Objectives of our Executive Compensation Program

We seek through our executive compensation program to attract, motivate and retain talented executives with the requisite skills and abilities to enable the Company to achieve superior results. In order to promote achievement of these objectives, we do the following:

●

Offer a Competitive Compensation Package. We seek to provide a total compensation package, including base salary, cash incentives and long-term incentive awards, which is competitive relative to our peer group for the markets in which Cambrex competes for executive talent.

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Reward performance. We place a strong emphasis on results, and therefore a significant portion of our executives’ compensation package is performance-based compensation, including cash incentives and long-term incentive awards, that is designed to reward executives for achievement of the Company’s goals, as well as the executives’ contributions to the achievement of those goals. Our compensation philosophy is to reward decision making that achieves superior operating results.

●

Align the interests of our executives with those of our shareholders. A significant portion of our compensation program is in the form of long-term incentive awards, which serve to align the interests of our executives with those of our shareholders by rewarding executives for increasing shareholder value. Our executive compensation program is designed to foster a culture of ownership and accountability, enabling our executives to share meaningfully in long-term increases in shareholder value.

Highlights of our Corporate Governance Practices

To promote robust corporate governance practices, our executive compensation program incorporates the following key features:

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Pay-for-Performance: A substantial proportion of our executive compensation program is tied to performance and therefore, is at risk and not guaranteed. Actual earned compensation requires attainment of specified Company performance targets and is determined based on the executive’s performance against applicable Company performance objectives.

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Balanced Compensation Design: Our executive compensation program is designed to support the Company’s business strategy and to incentivize our executives to act in alignment with our shareholders’ interests and to reward them for outcomes that benefit our shareholders.

●

Peer Group Selection: Cambrex conducts an annual review of our compensation peer group as a means to ensure that the number of peer companies is appropriate and each peer company continues to be similar to Cambrex in annual revenue and industry and that our selected peers are competitors for customers and/or executive talent.

●

Compensation Benchmarking: Cambrex performs benchmarking exercises on a recurring basis to make certain that its executive compensation program offers an appropriately balanced mix of fixed versus variable compensation and to make sure that our overall compensation levels are in line with those offered by companies with which we compete for customers and/or executive talent.

●

Proactive Management of Share Utilization: During the course of the year, Cambrex routinely reviews and projects share utilization to make certain that sound overhang and annual run rate levels are in place. This data is shared with the Compensation Committee on a regular basis for the evaluation of current levels of dilution and to understand the effect of dilution as a factor in the future design of the Company’s equity program.

●

Robust Hedging and Pledging Policy: Under the Company’s Securities Transactions Policy, all persons covered by the policy (including each of our Named Executive Officers) are prohibited from engaging in short sales with respect to shares of our Common Stock or derivatives transactions with respect to our securities (including buying or selling, put, call or other options, other than under a Company benefit or incentive plan). In addition, persons covered by the policy (including each of our Named Executive Officers) are prohibited from pledging the Company’s securities as collateral for a loan or holding the Company’s securities in a margin account.

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Executive Stock Ownership Guidelines: In February 2016, the Compensation Committee adopted stock ownership guidelines that apply to our most senior executive officers. The purpose of the stock ownership guidelines is to promote the alignment of the long-term interests of the covered executive officers with the long-term interests of the Company’s stockholders, reduce incentives for risk-taking that could be motivated principally by short-term share price appreciation, and further promote our commitment to sound corporate governance.  The stock ownership guidelines provide that our President and Chief Executive Officer must own shares of the Company’s Common Stock valued at three times his base salary and each of our Executive Vice Presidents must own shares of the Company’s Common Stock valued at one times his base salary, in each case, by February 23, 2021.  As of February 16, 2016, each of our covered executive officers owned shares with an aggregate value that exceeded his applicable threshold under these stock ownership guidelines.

Determination of Competitive Compensation

The Compensation Committee determines the compensation of our President and Chief Executive Officer, as well as the compensation of our other Named Executive Officers. Our President and Chief Executive Officer provides recommendations to the Compensation Committee on the compensation of the Named Executive Officers (other than for himself), and consults with the Compensation Committee regarding such recommendations. Our Chief Financial Officer, General Counsel and lead human resources executive assist our President and Chief Executive Officer in preparing recommendations to the Compensation Committee regarding key elements of our executive compensation program. Further, the human resources department assembles compensation information relating to the Named Executive Officers, including information about the compensation practices at our peer group companies, for the Compensation Committee’s consideration.

In determining compensation, the Compensation Committee reviews each Named Executive Officer’s total compensation package, including salaries, target annual and long-term incentives, retirement benefits, severance arrangements and change of control arrangements. The Committee also evaluates each Named Executive Officer’s contributions to the Company’s performance and benchmarking data, economic and market conditions. As part of establishing compensation policies and making compensation determinations, the Compensation Committee also considers feedback received from our shareholders, which includes the results of the advisory votes at our most recent annual meeting. The Compensation Committee considered the favorable results of the 2014 shareholder advisory vote on executive compensation as one of several factors in maintaining the overall design of our executive compensation program for 2015. As supported by our stockholders, the Board has determined to hold a vote annually on our executive compensation program until the next frequency vote, which will be held not later than 2017.

Peer Group Comparison Data

For 2015, the Company’s human resources department updated benchmark data that had been prepared for the Compensation Committee for 2014. We use Kenexa’s CompAnalyst ExecComp system, which is utilized by many independent compensation consultants, to determine an appropriate peer group, analyze executive compensation and to facilitate the compilation and review of benchmark data from companies in our peer group. This process serves to help ensure that our executive compensation program is competitive and in line with market practice among our peer group.

After considering a variety of factors, including the updated compensation information prepared by the Company’s human resources department, as well as with input from the President and Chief Executive Officer and Chief Financial Officer, the Compensation Committee determined the applicable 2015 benchmarking targets. For 2015, the Compensation Committee concluded that for each of our Named Executive Officers it was appropriate to evaluate total direct compensation targets (i.e., salary, annual cash incentives and long-term incentives) against the compensation of similarly situated executives at companies within a specified peer group. The Compensation Committee considers the executive’s experience, qualifications, historical performance and other factors when determining whether compensation targets should be below, at, or above the peer group median for each Named Executive Officer. The peer group for 2015 consisted of the following 15 publicly-traded life sciences companies that are similar in size to the Company (that is, within a 2014 revenue range of $150M to $600M with the median revenue being $400M), and are competitors for customers and/or executive talent:

Aceto Corporation	Emergent Biosolutions Inc.

Acorda Therapeutics Inc.	Genomic Health Inc.

Affymetrix Inc.	Luminex Corporation

Akorn Inc.	Omnicell, Inc.

Albany Molecular Research, Inc.	Prestige Brands Holdings, Inc.

Balchem Corporation	Sequenom

Cepheid	Techne Corporation

Depomed Inc.

Composition of the peer group remained unchanged from the peer group used in 2014 with the exception of the following: Hi Tech Pharmacal Co. Inc. was acquired by Akorn Inc., also a peer group company, and was replaced by Acorda Therapeutics Inc., which has also been identified as a peer company by Institutional Shareholder Services. Acorda Therapeutics Inc. was selected over an additional 12 prospective peer companies across GICS codes because we determined that Acorda Therapeutics Inc. was the best fit among them with regard to our criteria of size, industry and potential to be a competitor for business and/or talent.

Elements of Compensation

The following summarizes the various elements of the total compensation package of our executives, including the Named Executive Officers:

Base Salary

The Compensation Committee reviews the base salaries of our Named Executive Officers annually to ensure, subject to any applicable contractual limitations, that they are competitive and fairly compensate the Named Executive Officers for their roles with the Company. The Compensation Committee generally targets a base salary level for each Named Executive Officer at or near the median base salary of similarly situated executives of our peer group of companies, but also considers, on a subjective basis, the Named Executive Officer’s effectiveness in his or her role, the overall nature, level and complexity of his or her responsibilities, and his or her tenure in the role. The Compensation Committee also considers the recommendations of the Chief Executive Officer (other than for his own base salary).

After considering the factors described above, in July 2015, the Compensation Committee approved a base salary increase for Mr. Klosk from $550,000 to $650,000, for Mr. Cavanagh from $453,750 to $500,000, for Mr. Sargen from $430,000 to $470,000 and for Mr. Magnini from €270,000 to €285,000. These increases took effect for Messrs. Klosk, Cavanagh, Sargen and Magnini on August 1, 2015, which was approximately 24 months from Mr. Klosk’s last adjustment and approximately 18 months from the last adjustment for Messrs. Cavanagh, Sargen and Magnini. In January 2015, along with Ms. Hanley’s promotion to Vice President, General Counsel and Corporate Secretary, the Compensation Committee approved a base salary increase for her from $220,000 to $280,000. This increase took effect on February 1, 2015, to coincide with her promotion.

Performance-Based Compensation

Annual performance-based compensation and long-term incentive awards comprise a significant portion of the compensation we pay to our Named Executive Officers. These compensation components are essential to our pay-for-performance philosophy, which seeks to base compensation on (i) the level of achievement of the Company’s strategic and financial goals (as well as a Named Executive Officer’s contributions towards the achievement of those goals), and (ii) the creation of shareholder value over the long-term.

Annual Cash Incentive Awards

Each year the Compensation Committee, in consultation with the President and Chief Executive Officer and the Chief Financial Officer, establishes performance metrics and related targets for the Company’s Named Executive Officers. At year end, the attainment of results, measured against the Named Executive Officers’ targets, is reviewed and the cash incentive award is approved by the Compensation Committee.

The following table reflects the minimum, target and maximum levels for the Company-based performance metrics used in calculating 2015 incentive awards for Messrs. Klosk, Cavanagh, Sargen and Ms. Hanley:

($ in millions)

Performance Metric	Minimum	Target	Maximum	Weight
Revenue Growth	16%	18%	20%	30%
EBITDA	$101.0	$104.0	$107.0	50%
Net Debt	$12.5	$7.5	$2.5	20%

Targets for Mr. Magnini were weighted 50% for Cambrex consolidated results as described above, and 50% for metrics related to generic active pharmaceutical ingredients (“APIs”).

The “Revenue Growth” metrics set forth in the table above were based on the Company’s 2014 revenue amount, excluding, in each case, the impact of changes in foreign exchange rates. Using Revenue Growth as a metric motivates executives to execute on strategies and policies and to make good operating decisions to maximize performance over the course of the year. “EBITDA” is a non-GAAP measure that is defined by the Company as operating profit from continuing operations plus depreciation and amortization, in each case as reported in our Annual Report on Form 10-K, and further adjusting the number as indicated in the last sentence of this paragraph. We have found that EBITDA, used as a proxy for a company's current operating profitability, is an effective proxy for cash flow and is readily understood by our employee population. Further, EBITDA is utilized by investors and other consumers of our financial statements as a supplement to other financial metrics (including revenue and Net Debt) which, when reviewed with our GAAP results and the associated reconciliation, we believe provides additional data that is useful to obtain an understanding of the variables and developments influencing our business. “Net Debt” is a non-GAAP measure defined as the Company’s debt less cash and cash equivalents and reflects the average of the net debt balance at the end of each calendar quarter within 2015, adjusted as indicated in the last sentence of this paragraph. The inclusion of Net Debt as a metric reflects the Company’s commitment to debt reduction. All metrics exclude any restructuring costs, the impact of acquired or divested companies during the year and related transaction costs, and charges related to pension settlements.

The amount of each Named Executive Officer’s annual cash incentive compensation is based on a percentage of the Named Executive Officer’s base salary, prorated for the weight accorded to each metric. For performance below the minimum threshold, no incentive award is paid. For each Named Executive Officer (other than Ms. Hanley and other than as described below for Mr. Magnini), if minimum threshold performance is achieved, up to 40% of base salary would generally be payable as an annual cash incentive award; up to 60% of base salary would generally be payable if performance met the target threshold; and up to 200% of base salary would generally be payable if performance met or exceeded the maximum threshold. The percentages of base salary related to minimum, target and maximum level performance for Ms. Hanley are 20%, 40% and 80%, respectively. For performance levels between thresholds, the potential award percentage for each metric is interpolated on a straight line basis. The Compensation Committee retains discretion to adjust downward the payout under the annual cash incentive plan based on its subjective assessment of the Company’s and/or the individual Named Executive Officer’s performance for the year. The Compensation Committee does not establish formal goals or objectives for the Named Executive Officers with regard to individual performance. For 2015 the Compensation Committee did not make any discretionary negative adjustments to the true annual cash incentive awards.

For 2015, the Company had Revenue Growth of 21.4%, EBITDA of $129.0 million and Net Cash of $13.6 million, consistent with how each metric is defined above and in each case exceeding the applicable maximum threshold. This overall performance yielded an annual cash incentive award of 200% of base salary for the following Named Executive Officers in the amounts shown: Mr. Klosk – $1,300,000, Mr. Cavanagh – $1,000,000, and Mr. Sargen – $940,000, and 80% of base salary for Ms. Hanley in the amount of $224,000. In 2015, targets for Mr. Magnini were weighted 50% for Cambrex consolidated results as described above, and 50% for various metrics related to generic active pharmaceutical ingredients (“APIs”), including a combination of financial and operational metrics; accordingly, Mr. Magnini’ s annual cash incentive award was $411,170.

Long Term Incentive Awards

The Compensation Committee views long-term incentive awards as an integral component of our compensation program, promoting executive retention and creation of long-term shareholder value by aligning the interests of Named Executive Officers with those of our shareholders. The Compensation Committee uses the median of long-term incentive awards granted by the peer group as a reference point when evaluating long-term incentive awards as part of the Named Executive Officers’ overall compensation. While the peer group data for the Named Executive Officer’s position is the key factor in determining the amount of long-term incentive awards, the Compensation Committee also considers such factors as the Named Executive Officer’s effectiveness in his role, the amounts of prior awards, the overall nature, level and complexity of his responsibilities, his tenure in the role, and to the extent that it is a limiting factor, the number of shares available to be granted under shareholder approved equity incentive plans.

Messrs. Klosk, Cavanagh, Sargen, Magnini and Ms. Hanley each received long-term incentive awards in 2015. These awards consisted of stock options and stock-settled performance share units (“PSUs”) granted under the Company’s 2009 Long Term Incentive Plan for Messrs. Klosk, Cavanagh and Sargen and stock options for Mr. Magnini and Ms. Hanley. The Compensation Committee chose to grant stock options to provide these Named Executive Officers with an incentive to drive long-term appreciation in the value of the Company’s stock for the benefit of shareholders. Stock options provide value to the recipient only if the price of the Company’s Common Stock increases above the option’s exercise price, which is set at the fair market value of the Common Stock on the date of the grant. The Compensation Committee also chose to grant PSUs to Messrs. Klosk, Cavanagh and Sargen to reward these executives for relative performance compared to the performance of publicly-traded life sciences companies competing in the same industry as the Company. Typically, our PSUs are based on three-year performance measures and are not paid out until after the third anniversary of the grant date. Our stock options generally vest in equal increments over a four-year period at each annual anniversary of the grant date. These vesting schedules apply to the PSUs and stock options granted in 2015. Both stock options and PSUs are subject to a Named Executive Officer’s continued employment through the applicable vesting date, but may vest sooner in whole (in the case of stock options) or in part (in the case of PSUs) upon a change of control or, in the case of PSUs, in the event of termination under certain circumstances of the grantee’s employment.

In October 2015, Messrs. Klosk, Cavanagh, Sargen, Magnini and Ms. Hanley received grants of 50,000 stock options, 35,000 stock options, 30,000 stock options, 8,500 stock options and 25,000 stock options, respectively, each with an exercise price set at $41.355. The Company sets exercise prices for each option grant at the mean price between the daily high and low trading prices for its Common Stock on the option’s grant date.

The 2015 PSU awards provide the Named Executive Officer the right to receive a certain number of shares of the Company’s Common Stock in the future, the amount of which depends on the Company’s level of achievement of revenue growth and EBITDA growth as compared to the revenue growth and EBITDA growth of the members of a specified peer group of companies over a specified performance period. For purposes of the PSU awards made to Named Executive Officers in 2015, the peer group against which Cambrex’s performance will be measured consists of those companies with 2014 revenues between ten percent (10%) and seven hundred and fifty percent (750%) of the Company’s 2014 revenues that are contained in the GICS Code of 352030, Life Sciences Tools and Services, as of the first day of the month in which an award was granted and for which the relevant metrics are calculable. For purposes of measuring relative revenue and EBITDA growth as applied to our PSU awards, we determined that it was appropriate to use a broader group of competitors within our industry than we use for our executive compensation program generally because we believe that many of our investors are likely to view investing in those companies as potential alternatives to investing in Cambrex. While there is overlap between that group and our general executive compensation peer group, as described above, the latter group is more narrowly focused on companies that we believe are more likely to be direct competitors for talent, which we think is more appropriate for consideration in setting executive compensation levels.

In October 2015, the Company granted PSU awards for up to a maximum of the following number of shares of our Common Stock to the following Named Executive Officers: Mr. Klosk – 50,000 shares; Mr. Cavanagh – 35,000 shares; and Mr. Sargen – 30,000 shares. The period for measuring performance for the PSUs is generally the one-year period beginning on the second anniversary of the first day of the month in which an award was granted. The components for measuring performance are Revenue and EBITDA. Each of these performance metrics is weighted at 50%. Revenue and EBITDA during this one-year period are compared to the one-year period ending the month before the grant date. The grantee will earn up to 25% of the maximum value of the award if the Company performs at the 25th percentile of the peer companies, up to 50% of the maximum value of the award if the Company performs at the 50th percentile and up to 100% of the maximum value of the award if it performs at the 75th percentile. For performance levels between thresholds, the amount payable under the award is determined by interpolating on a straight line basis between the higher and lower thresholds. If the Company’s performance falls below the 25th percentile for revenue growth or EBITDA growth over the three-year period, the grantee will receive no payment under the award in respect of such metric. The maximum value of the award would be payable in the event that the Company performed at or above the 75th percentile for both metrics over the three-year period.

Severance and Change of Control Agreements

Cambrex has entered into employment and change of control agreements with certain Named Executive Officers, which are discussed in detail below in the section entitled “Potential Payments Upon Termination or Change of Control.” Also detailed in that section are the potential payouts for each of the Named Executive Officers under a variety of potential termination scenarios covered by the agreements. Those potential payouts are part of the total compensation package for each Named Executive Officer reviewed by the Compensation Committee each year, and are designed to provide for continuity of management in the event of actual or potential change in control of the Company. The agreements also include non-competition provisions that bind our Named Executive Officers and which may not otherwise be part of the employment relationship. The Company did not amend any existing employment or change of control agreements with any Named Executive Officers in 2015.

Deferred Compensation Plan

The Non-qualified Deferred Compensation Plan for Key Executives (“Deferred Plan”) was indefinitely suspended by the Board in December 2011 and was terminated in October 2015. The Deferred Plan is not funded by the Company. During 2015, Mr. Klosk was the only Named Executive Officer who had a balance under the Deferred Plan due to deferrals prior to the Deferred Plan’s suspension in 2011. In October 2015, the Compensation Committee approved the full payment of Mr. Klosk’s account balance under the Deferred Plan.

Retirement Plans

The Company maintains the Cambrex Corporation Savings Plan (the “Savings Plan”), which is a defined contribution retirement savings plan intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Cambrex’ s U.S.-based employees are able to defer to the Savings Plan on a pre-tax basis up to the lesser of 50% of their annual salary or the limit prescribed by the Code. The Company matches 100% of the first 3% and 50% of the next 3% of a participant’s pay that he or she defers. The Company’s matching contributions vest in 20% increments based on a participant’s years of employment with the Company, with full vesting after five years. Messrs. Klosk, Cavanagh, Sargen and Ms. Hanley each participated in the Savings Plan in 2015. The Company believes the Savings Plan is a key employee benefit that serves to attract and retain employees, including our Named Executive Officers.

The Company also maintains the Retirement Plan for Cambrex Employees (the “Qualified Plan”), a tax-qualified defined benefit pension plan, and the Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined benefit pension plan, both of which were frozen in 2007. Messrs. Klosk and Cavanagh participate in these plans due to their pre-2007 service.

Tax Considerations

Section 162(m) of the Code generally limits to $1 million the amount that Cambrex may deduct for federal income tax purposes in any calendar year in respect of compensation for the year for any of its President and Chief Executive Officer and the three highest paid Named Executive Officers other than the Chief Financial Officer. In determining awards as part of our compensation program, the Compensation Committee generally takes into account the availability of a tax deduction for the awards but it views tax deductibility as only one of several factors that bear upon the appropriateness of particular compensation decisions. The Compensation Committee reserves the right to grant awards that may be nondeductible in whole or in part where it determines that the award is otherwise consistent with the Company’s compensation philosophy and the interests of the Company.

Clawback Requirements

In the event that we are required to prepare an accounting restatement as a result of misconduct, to the extent required by law, our Chief Executive Officer and Chief Financial Officer are required under certain circumstances to reimburse the Company for bonuses, other incentive-based or equity-based compensation, and profits realized on the sale of our securities. In the future, we expect to adopt a policy on recovery of incentive-based compensation to conform to the applicable requirements of rulemaking under Section 10D of the Securities Exchange Act of 1934.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2015, 2014 and 2013

The following table shows for fiscal years 2015, 2014, and 2013 the compensation awarded, paid to, or earned by the Named Executive Officers.

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value[5] ($)	All Other Compensation[6] ($)	Total Compensation
Steven M. Klosk	2015	$591,667	$1,033,875	$834,825	$1,300,000	$(10,831)	$11,925	$3,761,461
President & Chief Executive Officer	2014	$550,000	$712,400	$579,496	$1,100,000	$102,247	$11,700	$3,055,843
	2013	$533,333	$676,200	$691,408	$807,800	$(30,871)	$11,475	$2,689,345

Gregory P. Sargen	2015	$446,667	$620,325	$500,895	$940,000	$0	$11,925	$2,519,812
Executive Vice President and	2014	$427,500	$267,150	$217,311	$860,000	$0	$11,700	$1,783,661
Chief Financial Officer	2013	$400,000	$253,575	$259,278	$587,525	$0	$11,475	$1,511,853

Shawn P. Cavanagh	2015	$473,021	$723,713	$584,378	$1,000,000	$(8,823)	$11,925	$2,784,214
Executive Vice President and	2014	$450,312	$356,200	$289,748	$907,500	$46,777	$11,700	$2,062,237
Chief Operating Officer	2013	$412,500	$338,100	$345,704	$605,900	$(20,031)	$26,175	$1,708,348

Samantha Hanley	2015	$275,000	$0	$551,887	$224,000	$0	$11,925	$1,062,812
Vice President, General Counsel and	2014	$197,917	$0	$72,437	$100,000	$0	$8,723	$379,077
Corporate Secretary	2013	$205,000	$0	$86,426	$92,500	$0	$9,225	$393,151

Aldo Magnini[7]	2015	$307,295	$0	$133,138	$411,170	$0	$28,077	$879,680
Managing Director,	2014	$357,115	$0	$108,656	$502,286	$0	$35,213	$1,003,270
Cambrex Profarmaco	2013	$338,666	$0	$129,639	$497,500	$0	$37,983	$1,003,788

[1]

Salary. Cambrex's fiscal year ends December 31. Effective February 2, 2015 Ms. Hanley received a salary increase in the amount of $60,000 to $280,000. Effective August 1, 2015 Mr. Klosk received a salary increase in the amount of $100,000 to $650,000, Mr. Cavanagh received a salary increase in the amount of $46,250 to $500,000, Mr. Sargen received a salary increase in the amount of $40,000 to $470,000, and Mr. Magnini received a salary increase in the amount of €15,000 to €285,000.

[2]

Stock Awards. Amounts reflect the aggregate grant date fair value of the PSU awards granted to each Named Executive Officer computed in accordance with FASB ASC Topic 718. The grant date fair value of PSUs assumes performance at the target level, which would result in the delivery of 25,000, 17,500 and 15,000 shares with respect to the awards for Mr. Klosk, Mr. Cavanagh, and Mr. Sargen, respectively. Assuming performance at maximum levels, the grant date fair values (determined in accordance with FASB ASC Topic 718) of the PSUs granted to Mssrs. Klosk, Cavanagh and Sargen in 2015 would have been $2,067,750, $1,447,426 and $1,240,650 respectively. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of units that can be earned at different levels of performance.

[3]

Option Awards. Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The option award values are calculated as of the grant date based on the number of options granted using a Black-Scholes calculation of fair value that the Company uses to calculate compensation expense. With respect to the 2015 option awards, the assumptions for the valuation are set forth in Note 16 of the Company's financial statements included in the Form 10-K filed with the SEC on February 9, 2016. With respect to 2014 option awards, the assumptions for the valuation are set forth in Note 16 of the Company's financial statements included in the Form 10-K filed with the SEC on February 6, 2015. With respect to 2013 option awards, the assumpotions for the valuation are set forth in Note 15 of the Company's financial statements included in the Form 10-K filed with the SEC on February 11, 2014.

[4]	Non-Equity Incentive Plan Compensation. The 2015 amounts reflect the entire annual cash incentive plan awards paid in February 2016 for fiscal year 2015 performance.

[5]

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. This column shows the aggregate change in the actuarial present value of Mr. Klosk's and Mr. Cavanagh's accumulated benefits under all of our defined benefit pension plans. Benefits earned under the Qualified Plan and the SERP were frozen in 2007 for all participants, and therefore amounts included within this column represent only the change in discounted present values of benefits due to changes in long term interest rates or other actuarial assumptions. For more information regarding accrued benefits under our pension plans, see the “Pension Benefits” table.

[6]

All Other Compensation. For 2015, the amount shown for Messrs. Klosk, Cavanagh, Sargen and Ms. Hanley represents a savings plan match of $11,925. For Mr. Magnini, includes insurance premiums of €5,800 ($6,437), and automobile allowance of €19,500 ($21,640).

[7]

For purposes of computing all compensation amounts for Mr. Magnini, we used an average exchange rate of 1.10977 dollars per euro for calendar year 2015, 1.3288 dollars per euro for calendar year 2014, and 1.3281 dollars per euro for calendar year 2013.  In each case, the average exchange rate for the year was determined by averaging monthly exchange rate averages reported by the European Central Bank.

Grant of Plan-Based Awards Table for 2015

The following table contains information concerning each grant of an award made to each of the Named Executive Officers for 2015 under any plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All other Option Awards: Number of	Exercise or	Grant Date Closing Price of	Grant Date Fair Value of
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Securities Underlying Options (#)	Base Price of Option Awards[3] ($/Sh)	Shares Underlying Awards[4] ($/Sh)	Stock and Option Awards[5] ($)
Steven M. Klosk			$260,000	$390,000	$1,300,000
	PSU	10/21/15				12,500	25,000	50,000				$1,033,875
	Stock Options	10/21/15							50,000	$41.36	$40.43	$834,825
Gregory P. Sargen			$188,000	$282,000	$940,000
	PSU	10/21/15				7,500	15,000	30,000				$620,325
	Stock Options	10/21/15							30,000	$41.36	$40.43	$500,895
Shawn P. Cavanagh			$200,000	$300,000	$1,000,000
	PSU	10/21/15				8,750	17,500	35,000				$723,713
	Stock Options	10/21/15							35,000	$41.36	$40.43	$584,378
Samantha Hanley			$56,000	$112,000	$224,000
	Stock Options	01/28/15							15,000	$22.50	$22.47	$134,474
	Stock Options	10/21/15							25,000	$41.36	$40.43	$417,413
Aldo Magnini			$126,514	$189,771	$632,569
	Stock Options	10/21/15							8,500	$41.36	$40.43	$133,138

[1]

Non-Equity Incentive Plan amounts reflect threshold, target and maximum award amounts established for fiscal year 2015 under the Company's annual cash incentive plan. Non-Equity Incentive Plan awards for Mr. Magnini were calculated using the average exchange rate of 1.10977 dollars per euro for calendar year 2015. The average exchange rate for 2015 was determined by averaging monthly exchange rate averages reported by the European Central Bank. The actual amounts earned for 2015 performance and paid in February of 2016 are reported on the Summary Compensation Table. Information on the performance metrics applicable to these awards under our annual cash incentive plan is included in the “Annual Cash Incentive Awards” section of the Compensation Discussion and Analysis.

[2]

Equity Incentive Plan Awards reflect the PSUs granted to Messrs. Klosk, Cavanagh and Sargen on October 21, 2015. Details of the performance criteria are included in the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis.

[3]	Option exercise price is calculated as an average of the high and low trading price of the Company's Common Stock on the date that the option is awarded.

[4]	Represents grant date closing price of shares underlying option and PSU grants.

[5]

Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For 2015, amounts shown for Messrs. Klosk, Cavanagh and Sargen include the grant date fair value of PSUs, which each executive has the opportunity to earn based on the Company achieving the target, or 50th percentile, performance level for revenue growth and EBITDA growth over a three-year period as measured against a peer group. The value of Mr. Klosk's, Mr. Cavanagh's and Mr. Sargen's PSU awards represents the grant date value at the target level of 25,000, 17,500 and 15,000 shares, respectively. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of shares that can be earned at different levels of performance. Stock option values represent the same Black-Scholes value as used to calculate compensation expense. The assumptions for the Black-Scholes values are set forth in Note 16 of the Company's financial statements included in the Form 10-K filed with the SEC on February 9, 2016.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table discloses information regarding stock options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2015.

	Option Awards					Stock Awards
		Number of Shares Underlying unexercised Options (#)				Equity Incentive Plan Awards: Number of Unearned	Equity Incentive Plan Awards: Market or Payout Value of
Name	Grant Date	Exercisable	Unexercisable[1]	Option Exercise Price[2]	Option Expiration Date	Shares, Units, or Other Rights That Have Not Vested[3]	Unearned Shares, Units, or Other Rights That Have Not Vested[3]
Steven M. Klosk	04/21/10	50,000	-	$4.3800	04/21/17
	10/18/11	100,000	-	$5.7200	10/18/18
	10/24/12	60,000	20,000	$12.4600	10/24/19
	10/28/13	40,000	40,000	$16.9050	10/28/20	40,000	$1,883,600
	10/22/14	20,000	60,000	$17.8100	10/22/21	40,000	$1,883,600
	10/21/15	-	50,000	$41.3550	10/21/22	25,000	$1,177,250
Gregory P. Sargen	10/24/12	-	7,500	$12.4600	10/24/19
	10/28/13	-	15,000	$16.9050	10/28/20	15,000	$706,350
	10/22/14	-	22,500	$17.8100	10/22/21	15,000	$706,350
	10/21/15	-	30,000	$41.3550	10/21/22	15,000	$706,350
Shawn P. Cavanagh	10/24/12	-	10,000	$12.4600	10/24/19
	10/28/13	-	20,000	$16.9050	10/28/20	20,000	$941,800
	10/22/14	-	30,000	$17.8100	10/22/21	20,000	$941,800
	10/21/15	-	35,000	$41.3550	10/21/22	17,500	$824,075
Samantha Hanley	10/24/12	-	1,500	$12.4600	10/24/19
	10/28/13	-	5,000	$16.9050	10/28/20
	10/22/14	-	7,500	$17.8100	10/22/21
	01/28/15	-	15,000	$22.4950	01/28/22
	10/21/15	-	25,000	$41.3550	10/21/22
Aldo Magnini	10/24/12	3,750	3,750	$12.4600	10/24/19
	10/28/13	7,500	7,500	$16.9050	10/28/20
	10/22/14	3,750	11,250	$17.8100	10/22/21
	10/21/15	-	8,500	$41.3550	10/21/22

(1)

All stock options vest in four equal annual installments beginning on the first anniversary of the grant date (i.e., 25% per year), subject to the Named Executive Officer's continued employment with us through the applicable vesting date.

(2)	The exercise price of option awards is calculated as an average of the high and low trading price of the Company's Common Stock on the date that the Compensation Committee approved the grant.

(3)

Market value, and the number of shares in the preceding column, assumes achievement of the performance criteria applicable to the PSUs at target level. The value is determined using the closing price of the Company's Common Stock on December 31, 2015 ($47.09). For the PSUs granted on October 21, 2015, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of up to 50,000, 35,000 and 30,000 shares, respectively, dependent on the Company's level of revenue and EBITDA growth over a three-year period beginning October 1, 2015, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive 25,000, 17,500 and 15,000 shares, respectively. If performance is below the minimum threshold, there will be no award. For the PSUs granted on October 28, 2013 and October 22, 2014, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of up to 80,000, 40,000 and 30,000 shares, respectively, dependent on the Company's level of revenue and EBITDA growth over a three year period beginning October 1, 2013 and October 1, 2014 respectively, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive 40,000, 20,000 and 15,000 shares, respectively. If performance is below the minimum threshold, there will be no award. The "Long Term Incentive Awards" section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs.

Option Exercises and Stock Vested in 2015

The following table discloses each exercise of stock options, and each vesting of PSUs during fiscal year 2015 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)
Steven M. Klosk	100,000	$4,566,311	72,000	$2,606,652
Gregory P. Sargen	120,000	$4,206,158	27,000	$974,981
Shawn P. Cavanagh	113,749	$4,501,645	36,000	$1,302,422
Samantha Hanley	15,000	$578,215	-	$-
Aldo Magnini	12,500	$371,781	-	$-

[1]	Value based upon the market value of a share of the Company's Common Stock at the time the stock options were exercised, less the applicable per share exercise price.

[2]

For Messrs. Klosk, Cavanagh and Sargen, includes 72,000, 36,000 and 27,000 shares, respectively, that vested on September 30, 2015. Value is based on the weighted average sale price of the Company's Common Stock on the distribution date, February 11, 2016.

Pension Benefits

The following table shows the pension benefits of the Named Executive Officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)[1]	Payments During Last Fiscal Year ($)[2]
Steven M. Klosk	The Qualified Plan	15	$388,404	$-
	SERP	15	$164,142	$55,566
Gregory P. Sargen [3]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-
Shawn P. Cavanagh [4]	The Qualified Plan	8	$136,810	$-
	SERP	-	$-	$-
Samantha Hanley [3]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-
Aldo Magnini [3]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-

[1]

Accrued benefit payments for The Qualified Plan are in the form of a single life annuity as of age 65 (Normal Retirement).  Assumptions used to calculate Present Value: 4.20% discount rate and RP-2014 healthy annuitant mortality table de-trended to 2006 with generational projection using Scale MP-2015.

[2]	In accordance with the terms of the SERP, Mr. Klosk received the seventh of 10 equal annual installments of his entire account balance under the SERP in January 2015.

[3]	Messrs. Sargen, Magnini and Ms. Hanley do not participate in The Qualified Plan or the SERP.

[4]	Mr. Cavanagh participates in The Qualified Plan, but does not participate in the SERP.

Qualified Plan: Normal retirement age occurs upon the later of the participant reaching age 65 or the fifth anniversary of the date on which a participant commences participation in the plan. The annual benefit is equal to 1% of the participant’s annual pay during each year of participation plus 0.6% of the amount of the participant’s annual pay above the Social Security wage base for each year. For this purpose, Social Security covered compensation is the 35-year average of the Social Security wage base ending with the year in which the participant reaches age 65. A participant’s total benefit under the Qualified Plan is equal to the sum of his or her annual benefit for each year of service, subject to the limitations imposed by the Code. Early retirement is permitted upon the participant’s attainment of at least age 55 and 10 years of eligible service, but, if the participant elects early retirement, the benefit under the Qualified Plan is reduced by 6% for each year the retiree is below age 65. Benefits under this plan were frozen as of August 2007.

SERP: The benefit formula under the SERP is the same as the formula under the Qualified Plan but applies only to amounts of compensation received in excess of the amount that can be taken into consideration for purposes of the Qualified Plan under the Code. Benefits under the SERP were also frozen as of August 2007. In July 2008, the Compensation Committee amended the SERP effective January 1, 2009, to pay out accrued pension values immediately if the lump sum value was under $10,000 or, if the value was over $10,000, in 10 equal installments, beginning in January 2009.

Non-Qualified Deferred Compensation

The following table shows the Non-Qualified Deferred Compensation amounts earned by the Named Executive Officers during fiscal year 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Steven M. Klosk	$-	$-	$1,449,959	$3,271,521	$-

Gregory P. Sargen	$-	$-	$-	$-	$-

Shawn P. Cavanagh	$-	$-	$-	$-	$-

Samantha Hanley	$-	$-	$-	$-	$-

Aldo Magnini	$-	$-	$-	$-	$-

The Board indefinitely suspended deferrals under the Deferred Plan in December 2011 and terminated the Deferred Plan in October 2015. During 2015, amounts previously deferred were notionally invested, at the direction of the participant, among investment options that are substantially similar to those offered under the Savings Plan. Mr. Klosk is the only Named Executive Officer who had a balance under the Deferred Plan during 2015. In October 2015, the Compensation Committee approved the full payment of Mr. Klosk’s account balance under the Deferred Plan, which was paid to him on November 10, 2015.

Potential Payments Upon Termination or Change of Control

Severance Arrangements

Pursuant to a letter agreement entered into in connection with the commencement of his employment, in the event that Mr. Sargen’s employment is terminated involuntarily other than for Cause, or if he should voluntarily terminate his employment for Good Reason, he will be entitled to receive severance payments equal to his monthly base salary plus continuation of medical benefits for a period of up to nine months or until he secures other comparable employment, whichever occurs sooner.

Pursuant to a letter agreement entered into in connection with the commencement of his employment, in the event that Mr. Cavanagh’s employment is terminated involuntarily other than for Cause, he will be entitled to receive severance payments equal to his monthly base salary for a period of up to twelve months or until he secures other comparable employment, whichever occurs sooner.

For the purposes of Mr. Cavanagh’s letter agreement, “Cause” is defined in the same manner as under his change of control employment agreement (as described below). For purposes of Mr. Sargen’s letter agreement, “Cause” is defined as misconduct, fraud, gross negligence or insubordination, and “Good Reason” is defined as (i) relocation of the principal place at which Mr. Sargen’s job duties are to be performed to a location more than 35 miles from his current office location, or (ii) a substantial reduction in the responsibilities, authorities or functions from those which were assigned to Mr. Sargen on his date of hire, or (iii) a substantial reduction in Mr. Sargen’s base salary or benefits which is not part of a general reduction of substantially all of his compensation.

Change of Control Employment Agreements

The Company entered into change of control employment agreements with Mr. Sargen in February 2007 and with Mr. Cavanagh in January 2011, which only take effect upon a change in control. These employment agreements were entered into to preserve management stability in the event of a threatened or actual change of control of the Company.

These employment agreements become effective upon a “change of control” of the Company or certain events that precede a later change in control (the “Effective Date”). For this purpose, “change of control” is defined as: (i) the acquisition by one person or a group of persons of 15% or more of the Company’s outstanding Common Stock or combined voting power; (ii) a change in a majority of the incumbent Board unless approved by the incumbent Board; (iii) approval by the stockholders of a transaction which results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s Common Stock following the transaction, or a liquidation or dissolution of the Company; (iv) the sale of all or substantially all of the assets of the Company; or (v) any other event or series of events determined by the Board to constitute a change of control.

Following a change of control, the Company has agreed to employ Messrs. Sargen and Cavanagh for a period of two years from the Effective Date (the “Employment Period”) in a commensurate position at a location not more than 35 miles, in the case of Mr. Sargen, or 50 miles, in the case of Mr. Cavanagh, from the location of his employment at the time of the change of control at a monthly base salary equivalent to the employee’s highest monthly base salary in the 12 months preceding the change of control. Each of Messrs. Sargen and Cavanagh would be eligible to receive an annual bonus on the same basis as any bonus paid in the fiscal year immediately preceding the change of control. During the Employment Period, the employee may be terminated for “Cause,” which is defined as: (i) personal dishonesty or breach of fiduciary duty involving personal profit; (ii) the commission of a criminal act related to the performance of duties, or the disclosure of confidential information of the Company to a competitor, potential competitor or third party whose interests are adverse to those of the Company; (iii) habitual intoxication by alcohol or drugs during working hours; or (iv) conviction of a felony.

During the Employment Period, Messrs. Sargen and Cavanagh may each terminate his employment for “Good Reason,” which is defined as: (i) an office relocation of more than 35 miles, in the case of Mr. Sargen, or 50 miles, in the case of Mr. Cavanagh; (ii) a substantial reduction in base salary, benefits or perquisites; (iii) a substantial reduction in the responsibilities, authorities or functions of the executive from those he had during the 90-day period preceding the Effective Date; (iv) a substantial change in the work conditions of the executive from such conditions during the 90-day period preceding the Effective Date; or (v) failure to require a successor to assume the Company’s obligations under the agreement. In addition, under Mr. Sargen’s agreement, any voluntary termination of Mr. Sargen’s employment by him during the 30-day period immediately following the first anniversary of the Effective Date is deemed to be “Good Reason.”

If a Messrs. Sargen or Cavanagh’s employment is terminated other than for death, disability or Cause, or if a covered employee terminates his employment for Good Reason, the Company must pay to the employee a lump sum in cash within 30 days of the covered employee’s date of termination of the following amount: (i) to the extent not theretofore paid, the covered employee’s base salary, which shall be deemed to equal the higher of the rate in effect on the date of termination or the highest rate in effect during the 90-day period preceding the Effective Date (the “Highest Base Salary”), through termination date; (ii) the product of the highest annual bonus earned by the covered employee during the two fiscal years immediately preceding the date of termination, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; (iii) the product of a fraction, the numerator of which is 24 minus the number of whole months the covered employee has been employed following the first anniversary of the Effective Date and the denominator of which is 12, multiplied by the employee’s Highest Base Salary; (iv) the product of a fraction, the numerator of which is 24 less the number of months the covered employee has been employed following the first anniversary of the Effective Date and the denominator of which is 12, multiplied by the highest annual bonus earned by the employee during the prior two years (or, until an annual bonus has been earned, his target bonus); and (v) all previously deferred compensation plus any interest thereon and any accrued but unused vacation. In addition, following a qualifying termination, the Company will continue all benefits to the affected covered employee and his family for the balance of the Employment Period (or for such longer period as an applicable plan, program, practice or policy may provide), and all outstanding equity awards will vest and become exercisable upon such termination.

The change of control employment agreements also contain non-competition and non-disclosure of confidential information restrictions. These non-competition restrictions apply during the covered executive’s employment through the first anniversary of his date of termination. Further, with respect to Mr. Sargen, the change of control employment agreement also provides for a gross-up of any taxes due under Section 4999 of the Code in connection with payments made under his change of control employment agreement or otherwise. Mr. Cavanagh’s change of control employment agreement provides that if any payments to him under his change in control employment agreement or otherwise would be subject to Section 4999 of the Code, those payments will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by that section. In the event that any lump sum cash payment payable to Mr. Sargen or Mr. Cavanagh is required to be deferred in order to avoid adverse consequences under section 409A of the Code, such payments will accrue interest at the rate of prime plus 1%.

Long-Term Incentive Awards

Long-term incentive awards granted to our Named Executive Officers will vest in whole (in the case of stock options) or in part (in the case of PSUs) upon a change of control, as described in the notes to the tables below. Additionally, as reflected in the tables below, equity awards may vest upon a termination of a Named Executive Officer’s employment under specified circumstances.

SERP

In connection with a change of control, the SERP balances of all participants, including Mr. Klosk, would immediately be paid out in full. For this purpose, a change of control of the Company is defined as (i) the acquisition by one person or a group of persons of 15% or more of the Company's outstanding Common Stock or combined voting power; (ii) a change in a majority of the incumbent board of directors unless approved by the incumbent board of directors; (iii) a transaction that results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s Common Stock following the transaction; (iv) the sale of all or substantially all of the assets of the Company; or (v) any other event or series of events determined by the Board of Directors to constitute a change of control.

Potential Payments Upon Termination or Change of Control

On December 31, 2015

All estimates below assume a qualifying termination and/or change of control on December 31, 2015, the last day of our 2015 fiscal year.

Steven M. Klosk1

Payments & Benefits	Involuntary Termination Not for Cause	Change of Control without Termination of Employment	Termination After Change of Control

Stock Options [2]	$-	$3,943,550	$3,943,550
PSU Awards [3]	$4,400,685	$-	$4,400,685
Total	$4,400,685	$3,943,550	$8,344,235

[1]	Mr. Klosk is not a party to an employment agreement or change of control agreement with the Company.

[2]

All of Mr. Klosk's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 31, 2015 ($47.09) less the applicable per share exercise price.

[3]

If Mr. Klosk’s employment is terminated other than for Cause (as defined in the PSU award), the vesting of Mr. Klosk’s PSUs would accelerate, and he would be entitled to a pro-rated payment based on the time elapsed during the performance period. The amount of this payment is calculated based on the amount of shares expected to vest, 80,000 shares for the October 28, 2013 grant, 76,000 shares for the October 22, 2014 grant and 25,000 shares for the October 21, 2015 grant, at the closing price of the Company's Common Stock on December 31, 2015 ($47.09).

Gregory P. Sargen1

Payments & Benefits	Involuntary Termination Not for Cause	Voluntary Termination For Good Reason	Termination After Change of Control	Change of Control without Termination of Employment

Cash Severance	$352,500	$352,500	$2,660,000	$-
Pro Rata Bonus	$-	$-	$860,000	$-
Stock Options [2]	$-	$-	$1,543,350	$1,543,350
PSU Awards [3]	$1,672,210	$-	$1,672,210	$-
Health Care Benefits	$17,049	$17,049	$39,297	$-
Savings Plan Benefits	$-	$-	$23,850	$-
Life Insurance Proceeds/Disability Benefits	$-	$-	$2,374	$-
Tax Gross-Up	$-	$-	$3,459,500	$-
Total	2,041,759	369,549	$10,260,581	$1,543,350

[1]	Estimates assume that Mr. Sargen's employment is terminated on December 31, 2015, and that he is entitled to a 12 month pro rata bonus, which otherwise would not be earned until paid

[2]

All of Mr. Sargen's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 31, 2015 ($47.09) less the applicable per share exercise price.

[3]

If Mr. Sargen's employment is terminated other than for Cause (as defined in the PSU award), the vesting of Mr. Sargen's PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the number of shares expected to vest, 30,000 shares for the October 28, 2013, 28,500 shares for the October 22, 2014 grant and 15,000 shares for the October 21, 2015 grant, at the closing price of the Company's Common Stock on December 31, 2015 ($47.09).

Shawn P. Cavanagh

Payments & Benefits	Involuntary Termination Not for Cause	Termination After Change of Control [1]	Change of Control without Termination of Employment

Cash Severance	$500,000	$2,815,000	$-
Pro Rata Bonus	$-	$357,517	$-
Stock Options [2]	$-	$-	$2,029,125
PSU Awards [3]	$2,219,856	$-	$-
Health Care Benefits	$-	$-	$-
Savings Plan Benefits	$-	$-	$-
Life Insurance	$-	$-	$-
Total	2,719,856	$3,172,517	$2,029,125

[1]

Mr. Cavanagh's employment agreement provides that payments payable under the agreement or otherwise will be reduced to the extent necessary to avoid the imposition of excise taxes under Section 4999 of the Code. The amounts shown above reflect what Mr. Cavanagh would have received after this cutback was applied.

[2]

All of Mr. Cavanagh's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 31, 2015 ($47.09) less the applicable per share exercise price.

[3]

If Mr. Cavanagh's employment is terminated other than for Cause (as defined in the PSU award), the vesting of Mr. Cavanagh's PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the number of shares expected to vest, 40,000 shares for the October 28, 2013 grant, 38,000 shares for the October 22, 2014 grant and 17,500 shares for the October 21, 2015 grant, at the closing price of the Company's Common Stock on December 31, 2015 ($47.09).

Samantha Hanley

Payments & Benefits	Involuntary Termination Not for Cause [1]	Change of Control without Termination of Employment

Cash Severance	$-	$-
Stock Options [1]	$-	$934,770
Total	-	934,770

[1]

All of Ms. Hanley's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 31, 2015 ($47.09) less the applicable per share exercise price.

Aldo Magnini

Payments & Benefits	Involuntary Termination Not for Cause	Termination After Change of Control	Change of Control without Termination of Employment

Cash Severance [1]	$620,559	$620,559	$-
Stock Options [2]	$-	$734,398	$734,398
Total	$620,559	$1,354,957	734,398

[1]	For purposes of computing base salary, the December 31, 2015 exchange rate of 1.08870 dollars per euro was used.

[2]

All of Mr. Magnini's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 31, 2015 ($47.09) less the applicable per share exercise price.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total	Options Granted in 2015	Total Options Outstanding
Rosina B. Dixon	$73,000	$49,995	$30,003	$152,998	3,038	16,042
Louis Grabowsky(3)	$6,667	$8,350	$5,000	$20,017	178	178
Kathryn R. Harrigan	$67,500	$49,995	$29,999	$147,494	2,140	12,374
Leon J. Hendrix, Jr.	$72,500	$49,995	$30,003	$152,498	3,038	16,042
Ilan Kaufthal	$68,000	$49,995	$29,999	$147,994	2,140	12,374
William B. Korb	$74,500	$49,995	$30,004	$154,499	3,420	15,562
Peter G. Tombros	$79,500	$49,995	$30,021	$159,516	2,902	14,545
Shlomo Yanai	$245,000	$49,995	$29,999	$324,994	2,140	12,374

(1)

Each non-employee director other than Mr. Grabowksy was awarded 1,271 restricted stock units on April 30, 2015. Mr. Grabowsky was awarded 178 restricted stock units on November 2, 2015. The value of each director’s restricted stock unit award is calculated in accordance with FASB ASC Topic 718, using as the value of a share of the Company’s common stock the average of the highest and lowest trading price of the Company’s common stock as reported on the NYSE on the date of the award ($39.335 per share with respect to all directors other than Mr. Grabowsky, and $46.91 per share with respect to Mr. Grabowsky). As of December 31, 2015, the only outstanding stock award held by any of our non-employee directors was Mr. Grabowsky’s restricted stock unit award described above. All other stock awards granted to our non-employee directors in 2015 had been settled prior to that date.

(2)

The amount shown in the “Option Awards” column above reflects the grant date fair value of stock options awarded to our non-employee directors in 2015, calculated in accordance with FASB ASC Topic 718. The assumptions for the valuation are set forth in Note 16 of the Company’s financial statements included in the Form 10-K filed with the SEC on February 9, 2016, except that for this purpose each option’s expected life, which is one of the factors used in the Black-Scholes model, varies based on the director’s age and anticipated retirement date under our non-employee director retirement policy. As of December 31, 2015, our non-employee directors held the following number of stock options: Ms. Dixon – 16,042 stock options; Mr. Grabowsky – 183 stock options; Ms. Harrigan – 12,374 stock options; Mr. Hendrix – 16,042 stock options; Mr. Kaufthal – 12,374 stock options; Mr. Korb – 15,562 stock options; Mr. Tombros – 14,545 stock options; and Mr. Yanai – 12,374 stock options.

(3)	Mr. Grabowsky joined the Board on November 2, 2015, and his 2015 grants of restricted stock units and stock options were pro-rated accordingly.

In fiscal year 2015, directors were paid in accordance with the Company’s non-employee director compensation program, which is as follows: the compensation for non-employee directors consisted of an annual retainer of $40,000, the Chair of the Audit Committee received a further annual retainer of $10,000 and the Chairpersons of the Compensation, Governance and Regulatory Affairs Committees each received a further annual retainer of $2,000. In addition, each non-employee director of the Company except the Non-Executive Chairman received (i) $2,500 for each in-person Board meeting he or she attended, (ii) $1,500 for each in-person Committee meeting he or she attended, except that the Chairpersons of the Compensation, Audit, Regulatory Affairs and Governance Committees each received $2,000 for each in-person Committee meeting he or she chaired, (iii) $1,500 for each telephonic Board meeting that he or she attended, and (iv) $1,000 for each telephonic Committee meeting that he or she attended, except that the Chairpersons of the Compensation, Audit, Regulatory Affairs and Governance Committees each received $1,500 for each telephonic Committee meeting that he or she chaired and. Directors also receive reimbursement for expenses incurred in connection with meeting attendance. Employees of the Company who are also directors did not receive any separate fees for acting as directors.

For 2015, Mr. Yanai received $245,000 in cash compensation for his service as Non-Executive Chairman of the Board. Mr. Yanai did not receive any separate Board or Committee meeting cash fees during 2015.

Mr. Glassell was appointed to the board on March 14, 2016, and therefore received no compensation in respect of director service for 2015.  However, as described above, Mr. Glassell was an employee of the Company from 1994 through 2003 (most recently serving as our President and Chief Operating Officer), and in respect of his prior employment, Mr. Glassell received $42,146.59 as a distribution under the SERP in 2015.  For 2016, we anticipate that Mr. Glassell will receive director compensation on the same basis as other non-employee directors, pro-rated for the time he serves on the Board during 2016, and will continue to receive distributions under the SERP in accordance with its terms.

Members of the Board also participate in the Directors’ Equity Program whereby on the first business day following the annual meeting of the Company’s shareholders, each non-employee director receives an annual award of such number of restricted stock units (in 2015, under the 2012 Equity Incentive Plan for Non-Employee Directors) equivalent in value to $50,000 (determined by dividing $50,000 by the average of the highest and lowest trading prices of the Company’s stock as reported on the NYSE on the date of the award). Such restricted stock units do not vest until the date that is six months following the date of grant.

In addition, each non-employee director is awarded an option to purchase a specific number of shares of the Company’s common stock under the 2012 Equity Incentive Plan for Non-Employee Directors. The number of shares awarded to each non-employee director is based on the value of the option, which is estimated on the date of the grant using the Black-Scholes option-pricing model. The value of this award was $30,000. The number of shares awarded varies from director to director due to different assumptions used in the Black-Scholes model for each director. The expected life assumption in the model varies for each director based on the director’s age and retirement date under our non-employee director retirement policy.

The amount of cash retainer, meeting fees, Chairperson fees, restricted stock unit and option awards for each non-employee Board member earned during fiscal year 2015 are summarized in the table above.

Director Stock Ownership Guidelines

Under the Company’s stock ownership policy for directors, directors are expected to acquire and hold Company stock equal in value to at least three times the annual retainer for directors, by the later of January 27, 2014, or three years from a director’s election to the Board. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value. Each of our non-employee directors (other than Mr. Grabowsky and Mr. Glassell, who joined the Board November 2, 2015, and March 14, 2016, respectively) had met the director stock ownership guideline as of February 16, 2016.

PROPOSAL NO. 2

ADVISORY NON-BINDING VOTE ON THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

Stockholders have an opportunity to cast an advisory non-binding vote on the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, is currently conducted at each annual stockholders meeting and gives stockholders the opportunity to either approve, reject or abstain from voting with respect to such compensation.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to (i) attract and retain qualified executives with the requisite skills and abilities to enable us to achieve our corporate goals, and (ii) align the interests of executives with those of stockholders by rewarding executives for the Company’s achievement of its goals and increased stockholder value. While we believe that the Compensation Committee is in the best position to determine whether the Company’s executive compensation program is appropriately tailored to meet these objectives, we appreciate and value our stockholders’ views. Your advisory non-binding vote will serve as an additional tool for the Compensation Committee in assessing the Company’s executive compensation program.

The Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2016 Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; it will not create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for, the Company, the Board or the Compensation Committee; and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Consistent with our commitment to high standards of corporate governance, the Compensation Committee intends to take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

This advisory non-binding proposal requires the affirmative vote of holders of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this vote.

The Board recommends a vote “FOR” approval on an advisory non-binding basis of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board, in accordance with the recommendation of the Audit Committee, has selected BDO to be the Company's independent registered public accountants for 2016, subject to the ratification of the stockholders.

A representative of BDO is expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

This proposal requires the affirmative vote of holders of a majority of the votes cast at the Annual Meeting.

The Board recommends a vote “FOR” the ratification of appointment of auditors.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Cambrex for each of the fiscal years ended December 31, 2015, and December 31, 2014, by the Company’s independent registered public accounting firm, BDO, for Audit and Audit-Related Fees:

	BDO Fees	BDO Fees
	December 31,	December 31,
	2015	2014
Audit Fees	$1,287,339	$1,212,589
Audit-Related Fees	28,450	28,789
Totals	$1,315,789	$1,241,378

AUDIT FEES

Aggregate Audit fees billed for professional services rendered by BDO in connection with its audit of the Company’s financial statements were $1,287,339 for fiscal year ended 2015 and $1,212,589 for fiscal year ended 2014. Such fees also include BDO’s internal control review, quarterly reviews and statutory audits and attestations required pursuant to the Sarbanes-Oxley Act and the securities regulations. There were no tax or other services performed by BDO in either 2015 or 2014.

AUDIT-RELATED FEES

Aggregate Audit-Related fees billed for professional services rendered by BDO in connection with assurance and related services reasonably related to the audit and review of the Company’s financial statements were $8,500 each year for fiscal years ended 2015 and 2014 for agreed upon procedures. Fiscal years ended 2015 and 2014 also include $19,950 and $20,289, respectively, for audits of the Company’s employee benefit plans.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s policy for pre-approval of all audit and permissible non-audit services performed by the independent registered public accountants (the “Policy”), the Audit Committee will approve the following Audit and Audit-Related Services prior to each engagement, along with a fee amount: (i) domestic quarterly reviews and the annual financial statement audit; (ii) statutory or financial audits for international subsidiaries or affiliates of the Company; (iii) the attestation engagement for the independent registered public accountants’ report on management’s assertion on internal controls for financial reporting; (iv) financial audits of employee benefit plans; and (v) due diligence services pertaining to potential business acquisitions and dispositions. On an annual basis, the Audit Committee will pre-approve a blanket amount to authorize the following Audit and Audit-Related Services: (i) consultations related to accounting, financial reporting or disclosure matters; (ii) assistance with understanding and implementing new accounting and financial reporting guidance; and (iii) assistance with internal control reporting requirements and also Permissible Non-Audit Services, including tax services. Further, management will provide a quarterly update to the Audit Committee detailing actual spending by quarter and year-to-date for any services rendered under such pre-approval. Under the Policy, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson for permissible services and fees up to a maximum of $25,000. The Audit Committee Chairperson will report to the entire Audit Committee any services and fees approved pursuant to such delegation of authority.

During fiscal year 2015 and 2014, all services rendered were approved pursuant to the Policy. Further, during fiscal years 2015 and 2014, there were no services performed or fees incurred by BDO where pre-approval was waived pursuant to the statutory de minimis exception.

The Audit Committee has reviewed the billings by BDO and has determined that they do not affect the auditor’s independence.

STOCKHOLDER PROPOSALS FOR 2017

To be eligible for inclusion in the Company’s Proxy Statement for the 2017 Annual Meeting, stockholder proposals must be received by the Company’s Secretary no later than the close of business on November 21, 2016. Proposals must satisfy certain eligibility requirements established by the SEC.

Under the Company’s By-Laws, any stockholder wishing to present a nomination for the office of director before the 2017 Annual Meeting for a vote or to bring a proposal or other business before the 2017 Annual Meeting for a vote must give the Company not less than 60 days (anticipated to be February 19, 2017) nor more than 90 days (anticipated to be January 20, 2017) advance notice prior to the anniversary date of the 2016 Annual Meeting. Any such notices must meet certain other requirements as stated in the Company’s By-Laws. Any stockholder interested in making such a nomination or proposal should request a copy of such By-Law provisions from the Secretary of Cambrex Corporation. If the Company does not receive notice of a stockholders proposal within this time frame, the individuals named in the proxies solicited by the Board for that meeting may exercise discretionary voting power with respect to that proposal.

MULTIPLE STOCKHOLDERS WITH THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of the proxy statement and annual report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees.

We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to any stockholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact Investor Relations at 201-804-3000.

If you are a holder of our Common Stock as of the record date and would like to revoke your householding consent and receive a separate copy of the proxy statement and the annual report in the future, please contact your bank, broker or other holder of record. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record sharing the same address and currently receiving multiple copies of the annual report and the proxy statement, who wish to receive only one copy of these materials per household in the future, may contact Investor Relations at the number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By order of the Board of Directors,

Samantha Hanley
Secretary

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO MS. SAMANTHA HANLEY VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, 15TH FLOOR, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY’S REASONABLE EXPENSES IN FURNISHING THE SAME.

IN ADDITION, THIS PROXY STATEMENT IS AVAILABLE ONLINE AT: http://ir.cambrex.com/phoenix.zhtml?c=80683&p=irol-proxy

CAMBREX CORPORATION

Solicited by Board of Directors for 2016 Annual Meeting of Stockholders

The undersigned stockholder of Cambrex Corporation (the "Company") hereby appoints Steven M. Klosk, Gregory P. Sargen and Samantha Hanley, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of the Company to be held on April 20, 2016 at 1:00 p.m. at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey and any adjournment thereof. Directions may be obtained by calling the Company at 201-804-3000. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 21, 2016.

IF THIS PROXY IS PROPERLY EXECUTED AND NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 8 NOMINEES FOR DIRECTOR LISTED IN THE ACCOMPANYING PROXY STATEMENT (PROPOSAL NO. 1), “FOR” APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT (PROPOSAL NO. 2), and "FOR" RATIFICATION OF THE APPOINTMENT OF BDO AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016 (PROPOSAL NO. 3).

Please Complete And Sign Proxy On Reverse

Side And Return In Enclosed Envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2016

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10K

are available at

http://ir.cambrex.com/phoenix.zhtml?c=80683&p=irol-proxy

X     Please mark your votes as in this example.

The Board of Directors recommends a vote FOR each of the nominees and FOR Proposals 2 and 3.

1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
Nominees:

	Rosina B. Dixon	☐	☐	☐

	Claes Glassell	☐	☐	☐

	Louis J. Grabowsky	☐	☐	☐

	Kathryn R. Harrigan	☐	☐	☐

	Leon J. Hendrix, Jr.	☐	☐	☐

	Ilan Kaufthal	☐	☐	☐

	Steven M. Klosk	☐	☐	☐

	Peter G. Tombros	☐	☐	☐

	Shlomo Yanai	☐	☐	☐

2.	Approve, on a non-binding advisory basis, compensation of the Company’s Named Executive Officers as disclosed in the 2016 Proxy Statement.	☐	☐	☐

3.	Ratification of the appointment of BDO USA, LLP as independent registered public accountants for 2016.	☐	☐	☐

Signature(s) ________________________________________________________________                                               Date __________________

Note:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.